          As filed with the Securities and Exchange Commission on June 18, 2003

                                                     Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          SCORES HOLDING COMPANY, INC.
             (Exact name of registrant as specified in its charter)

              UTAH                                            87-0426358
              ----                                            ----------
  (State or other jurisdiction                              (IRS Employer
of incorporation or organization)                         Identification No.)

                            533-535 WEST 27TH STREET
                               NEW YORK, NY 10001
                                 (212) 868-4900
                                 --------------

         (Address, Including Zip Code and Telephone Number, of Principal
                               Executive Offices)

           MODIFIED RETAINER AGREEMENT WITH GOTTBETTER & PARTNERS, LLP
                            (Full Title of the Plan)

                                                          Copy to:
            RICHARD GOLDRING                      ADAM S. GOTTBETTER, ESQ.
      SCORES HOLDING COMPANY, INC.               GOTTBETTER & PARTNERS, LLP
        533-535 WEST 27TH STREET                      630 THIRD AVENUE
           NEW YORK, NY 10001                     NEW YORK, NEW YORK 10017
             (212) 868-4900                            (212) 983-6900
 (Name, Address and Telephone Number,
 including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------- --------------- --------------- ------------------ -----------------
                                                                   PROPOSED
                                                                   MAXIMUM
                                                                   OFFERING     PROPOSED MAXIMUM
             TITLE OF SECURITIES                 AMOUNT TO BE       PRICE           AGGREGATE         AMOUNT OF
               TO BE REGISTERED                   REGISTERED      PER SHARE      OFFERING PRICE    REGISTRATION FEE
----------------------------------------------- --------------- --------------- ------------------ -----------------
Common Stock, par value $.001 per share            450,000          $0.23           $103,500            $8.37
----------------------------------------------- --------------- --------------- ------------------ -----------------

TOTAL:                                             450,000          $0.23           $103,500            $8.37
----------------------------------------------- --------------- --------------- ------------------ -----------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on June 17, 2003

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.       PLAN INFORMATION

         Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.

ITEM 2.       INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to Scores Holding Company, Inc., 533-535 West 27th Street, New York, NY 10001,
(212) 868-4900.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE.

         The  following   documents  are   incorporated  by  reference  in  this
registration statement.

         a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed pursuant to Section 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         b) All other reports filed by Registrant pursuant to Section 13(c) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.

         c) The description of the common stock, $.001 par value per share (the "Common Stock") of the Registrant is contained in the Registrant's registration statement on Form 10-SB, as amended.

         All documents  filed by the  Registrant  pursuant to Section 13 (a), 13
(c), 14 and 15 (d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.       DESCRIPTION OF SECURITIES

         Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.       INTEREST OF NAMED EXPERTS AND COUNSEL

         The validity of the shares of common stock registered in this registration statement has been passed upon for the Registrant by Gottbetter & Partners, LLP, ("G&P") whose opinion is attached hereto as Exhibit 5. Adam S. Gottbetter, a partner in G&P, will be issued the shares of common stock of the Registrant being registered as payment for legal services that were rendered. G&P presently owns shares of Registrant's Common Stock.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to ss.16-10a-902 of the Utah Revised Business Corporation Act (the "Utah Act"), the Registrant may indemnify an individual made a party to a proceeding because they are or were a director, against liability incurred in the proceeding, if such individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Registrant and, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. Indemnification under this provision is limited to reasonable expenses incurred in connection with the proceeding. Pursuant to the Utah Act, the Registrant's Board of Directors may also indemnify its officers, agents, or employees against any loss or damage sustained when acting in good faith in the performance of their corporate duties.

         Registrant must indemnify a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding or in defense of any claim, issue, or matter in the proceeding, to which they are a party to because they are or were a director of officer of the Registrant, against reasonable expenses incurred by them in connection with the proceeding or claim with respect to which they have been successful.

         Registrant may pay for or reimburse reasonable expenses incurred by a director, officer employee, fiduciary or agent of the Registrant who is a party to a proceeding in advance of final disposition of the proceeding provided the individual furnishes the Registrant with a written affirmation that their conduct was in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Registrant, and undertake to pay the advance if it is ultimately determined that they did not meet such standard of conduct.

         Also pursuant to the Utah Act, a corporation may set forth in its articles of incorporation, by-laws or by resolution, a provision eliminating or limiting in certain circumstances, liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take action as a director. This provision does not eliminate or limit the liability of a director (i) for the amount of a financial benefit received by a director to which they are not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) for liability for a violation of
Section 16-10a-842 of the Utah Act (relating to the distributions made in violation of the Utah Act); and (iv) an intentional violation of criminal law. To date, the Registrant has not adopted such a provision in its Articles of Incorporation, By-Laws, or by resolution. A corporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

         The Utah Act also permits a corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees, fiduciaries or agents. To date, the Registrant does not carry any such insurance.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.       EXHIBITS

              EXHIBIT NO.           DESCRIPTION

                  4. Modified Retainer Agreement, dated June 16, 2003, between Registrant and Gottbetter & Partners, LLP.

                  5.       Opinion of Counsel, Gottbetter & Partners, LLP.

                  23.1     Consent of Counsel (included in Exhibit 5 hereto).

                  23.2     Consent of Radin Glass & Co., LLP, Auditors.

ITEM 9.       UNDERTAKINGS

                  The Registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  2. For determining liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

                  3.       File  a  post-effective   amendment  to  remove  from
                           registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on the 18th day of June 2003.


                                                   SCORES HOLDING COMPANY, INC.


                                                   By:    /S/ RICHARD GOLDRING
                                                     --------------------------
                                                         Richard Goldring,
                                                         President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicates and on the dates indicated.


                                         TITLE                                            DATE


/S/ RICHARD GOLDRING                     President and Chief Executive Officer            June 18, 2003
--------------------
Richard Goldring


/S/ DAVID SILVERMAN                      Treasurer, Chief Financial and Accounting        June 18, 2003
-------------------
David Silverman                          Officer


BOARD OF DIRECTORS:


/S/ RICHARD GOLDRING                     Director                                         June 18, 2003
--------------------
Richard Goldring


/S/ ELLIOT OSHER                         Director                                         June 18, 2003
----------------
Elliot Osher


/S/ WILLIAM OSHER                        Director                                         June 18, 2003
-----------------
William Osher
